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                                                                                                  Exhibit 12.1
                                            Deluxe Corporation
                             Computation of Ratio of Earnings to Fixed Charges



                                             Nine Months
                                                Ended                         Years Ended December 31,
                                           --------------    --------------------------------------------------------
                                           Sept 30, 1995     1994         1993         1992         1991         1990
                                           -------------     ----         ----         ----         ----         ----
EARNINGS

Income before income taxes                    $162,490      $240,886     $235,913     $324,783     $295,493     $282,506

Interest expense
(excluding capitalized interest)                10,042         9,740       10,070       15,371        8,220        1,427

Portion of rent expense under
long-term operating leases
representative of an interest factor            $9,964        13,554       13,259       12,923       11,807       10,849

Amortization of debt expense                        63            84           84           84           71            0

TOTAL EARNINGS                                $182,559      $264,264     $259,326     $353,161     $315,591     $294,782


FIXED CHARGES

Interest Expense
(including capitalized interest)                11,047        10,499       10,555       15,824        8,990       1,860

Portion of rent expense under
long-term operating leases
representative of an interest factor             9,964        13,554       13,259       12,923       11,807      10,849

Amortization of debt expense                        63            84           84           84           71           0

TOTAL FIXED CHARGES                            $21,074       $24,137      $23,898      $28,831      $20,868     $12,709


RATIO OF EARNINGS
TO FIXED CHARGES:                                  8.7          10.9         10.9         12.2         15.1        23.2


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